QA Orientation Plan

Two Week Plan

Week One (7/6 - 7/9 10AM - 2PM)

•	Orientation / HR activities / paper work

•	Team introductions

•	Kick off meeting to go over project details and status

•	Review Storyboards

•	Review Features List (being finalized)

•	Overview and training on VI

•	Review of BowneFile16 and QA methods used

•	test scripts broken down per module

•	test scripts will be supplemented with print outs of all BF16 releases

Week Two (7/12 - 7/16 8AM - 5PM)

•	Prepare test scripts for 8-K

BF16 Test URL and Account Procedures

BF16 – QA External — http://bownefile16.lab.bowne.com/BowneFile16/login.aspx?action=logout

BF16 — QA External — Admin -	http://bownefile16.lab.bowne.com/bownefile16/admin/

Click on Register for an account link on the Home page. You can create a personal or a Multiple Account. For testing purposes you will eventually need one of each. Make sure that if you create a multiple account you select 1-10 Reporting Owners in Select Account Type screen. Once you get to the Registration screen you will need the following credit card number to successfully register yourself: 5105105105105100

Test Scripts (Execute in order noted below)

Welcome
Registration
Issuers
Reporting Owners
Prepare A Filing
Filing Archive
Miscellaneous
Account Management

Tools

Visual Intercept: http://42.11.6.71/8K/
Project Central: http://projectcentral/bte/Logon/logon.asp